FOURTH AMENDMENT TO PURCHASE AGREEMENT


         THIS FOURTH AMENDMENT TO PURCHASE AGREEMENT (this "Fourth Amendment"), is made and entered into as of the 26th day of April, 1996 by and between GUARANTEED HOTEL INVESTORS 1985, L.P., a Delaware limited partnership ("Seller"), and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                               W I T N E S E T H:

         WHEREAS, Seller and Buyer are parties to that certain Purchase Agreement dated October 27, 1995, as amended (the "Agreement"); and

         WHEREAS, Seller and Buyer have agreed to further amend the Agreement as provided herein.

         NOW THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, Seller and Buyer hereby covenant and agree as follows:

         1. In the event of any conflict between the terms and provisions of the Agreement and this Fourth Amendment, then the terms and provisions of this Fourth Amendment shall prevail. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

         2. The definition of "Trust Funds" set forth in Section 1 of the Agreement is amended by deleting the reference to $2,000,000 and inserting in its place $2,500,000.

         3. Section 16 of the Agreement is amended by deleting all references to "ONE YEAR" and inserting in their place "EIGHTEEN MONTH" or "EIGHTEEN MONTHS", as the context requires.

         4. Subsection 5(b)(i) of the Agreement is hereby deleted and the following sentence is added to Section 5(b) of the Agreement following the first sentence: "The prorations for real estate and ad valorem taxes for 1996 with respect to the Hotel Properties shall be determined using the 1995 tax amounts multiplied by 105%, it being the intent of the parties hereto that the parties shall not reprorate the Taxes subsequent to the Closing and the prorations of Taxes reflected on the settlement statement(s) executed by Seller and Buyer at Closing shall be final and conclusive".

         5. Buyer acknowledges and agrees that, notwithstanding that the Special Warranty Deeds to be delivered at Closing do not include exceptions to title for survey matters, transient guest and tenants pursuant to unrecorded leases, Seller's conveyance of title to the Hotel Properties is subject to the survey matters exceptions, transient guests exceptions and tenants pursuant to unrecorded leases exceptions described in the Title Policies, and Buyer's fee simple title to the Hotel Properties shall be subject to such matters.

         6. Seller and Buyer agree that the portion of the Purchase Price allocable to the motor vehicles included within the definition of Hotel Properties is as set forth on the attached Schedule I. Buyer further acknowledges that it shall be solely responsible for the payment of all sales tax imposed on the sale of such motor vehicles from Seller to Buyer.

         7. Buyer agrees to indemnify, protect, hold harmless and defend Seller and its directors, officers, shareholders, affiliates, employees, successors and assigns and agents, as applicable, from and against any and all losses, costs, claims, liabilities, damages (exclusive of consequential and punitive damages) and expenses, including, without limitation, Seller's reasonable attorneys' fees, arising or accruing prior to the date hereof with respect to that certain equipment lease dated April 14, 1985 with BellSouth Financial Services, successor to Universal Communications Systems, Inc., with respect to the Fort Lauderdale Hotel Property (the "BellSouth Lease"); provided, however, upon delivery to Seller of an assumption and release agreement in the form attached hereto as Exhibit A executed by BellSouth Financial Services, this indemnity, protection and hold harmless provision shall terminate and be of no further force and effect.

         8. Buyer and Seller agree that in order to obtain a release of Seller's liabilities and obligations under the Management Agreements as required pursuant to Section 4(d)(5) of the Agreement, Buyer has been required by Doubletree to assume certain obligations of Seller thereunder. In connection therewith, Buyer and Seller agree and acknowledge that Buyer shall have the right to make a claim against the Trust Funds pursuant to Section 16 of the Agreement and in accordance with the claims procedures set forth in the Trust and Escrow Agreement for any loss, cost or expense incurred by Buyer, including, without limitation reasonable attorneys' fees and costs, whether or not litigation is commenced and, if commenced, through all appellate and bankruptcy proceedings, as a result of any breach or default by Seller with respect to the payment and performance of obligations and liabilities of Seller for the period prior to the Closing Date or as a result of Buyer satisfying obligations of Seller under the Management Agreements which accrued or arose prior to the Closing Date.

         9. Buyer and Seller reconfirm, agree and acknowledge that Section 5(b) of the Agreement provides that Seller is responsible for the payment of all costs, expenses and obligations from the Hotel Properties accruing prior to the Closing Date. In connection therewith, Buyer and Seller agree and acknowledge the obligations and liabilities of Seller that Buyer is (i) assuming therefrom or (ii) indemnifying Seller against claims made by third parties, for the period prior to the Closing Date, including, without limitation, the obligations of Seller described in Paragraphs 7 and 8 above, are included within the obligations of Seller under the provisions of such Section 5(b) and, accordingly, Buyer shall have the right to make a claim against the Trust Funds pursuant to Section 16 of the Agreement and the Trust and Escrow Agreement for any loss, cost or expense incurred by Buyer , including, without limitation, reasonable attorneys' fees and costs, whether or not litigation is commenced and, if commenced through all appellate and bankruptcy proceedings, as a result of any breach or default by Seller with respect to the payment and performance of obligations and liabilities of Seller to which such assumption and indemnity relate or as a result of Buyer satisfying obligations of Seller under the Management Agreements which accrued or arose prior to the Closing Date.

         10. Buyer and Seller agree that, in accordance with the provisions of Paragraph 17(B) of the Agreement, Seller hereby assigns its right to receive the stock of LSA Club One, Inc. to SLC Operating Limited Partnership, a Delaware limited partnership.

         11. Seller and Buyer agree that they will reconcile the credit card receipts for the Hotel Properties that were credited to Buyer's account on Monday, April 29, 1996, as soon thereafter as is practicable, based upon the prorations for credit card receipts agreed upon by Buyer and Seller in accordance with the terms and provisions of the Agreement.

         12. Except as expressly amended and modified hereby, the Agreement is and shall otherwise remain in full force and effect, and the parties hereto hereby ratify and confirm the same.

         13. This Fourth Amendment may be executed in one or more counterparts and all such counterparts taken together shall constitute one agreement. Executed copies of this Fourth Amendment received by telecopier shall be deemed to be originals.

         IN WITNESS WHEREOF, Seller and Buyer have hereunder set their hands as of the date first above written.

              SELLER:

              GUARANTEED HOTEL INVESTORS 1985, L.P.,
              a Delaware limited partnership

              By: FFCA Management Company, Limited, Partnership, a Delaware limited partnership, its general partner

                       By:  Perimeter Center Management
                            Company, a Delaware corporation,
                            its general partner


              By: /s/ Dennis L. Ruben
                  ---------------------------
              Name: Dennis L. Ruben
              Title: Senior Vice President and General Counsel

              BUYER:

              SLT REALTY LIMITED PARTNERSHIP, a
              Delaware limited partnership

              By: Starwood Lodging Trust, a Maryland real estate investment trust, its general partner


                   By: /s/ Ronald C. Brown
                       --------------------------------
                   Name: Ronald C. Brown
                   Title: Vice President and Chief Financial Officer

                                   SCHEDULE I

                         MOTOR VEHICLE VALUE ALLOCATIONS


          HOTEL LOCATION/VIN DESCRIPTION              VALUE
          ------------------------------              -----

I.  IRVING, TEXAS

     (a)  VIN 1FDJE37H8RHB75724                       $26,000

     (b)  VIN 1FTHS24H9RHA16754                       $13,500

     (c)  VIN 1FDHS24HOPH96762                        $ 4,500


II.  FORT LAUDERDALE, FLORIDA

     VIN 1FDHS24H1PHA96768                            $ 7,300


III. TAMPA, FLORIDA

     VIN 1FDHS24HXPHA86787                            $11,400

                                    EXHIBIT A
                        ASSUMPTION AND RELEASE AGREEMENT

         This ASSUMPTION AND RELEASE AGREEMENT (this "Assumption and Release") is made as of the ____ day of ______, 1996 by and between SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("SLT") and BELLSOUTH FINANCIAL SERVICES ("BellSouth").

                                   WITNESSETH

         WHEREAS, SLT and Guaranteed Hotel Investors 1985, L.P., a Delaware limited partnership, ("GHI") have entered into that certain Purchase Agreement (the "Purchase Agreement"), dated October 27, 1996, for the purchase and sale of the Doubletree Guest Suites Hotel located at 555 N.W. 62nd Street, Fort Lauderdale, Florida (the "Hotel"); and

         WHEREAS, GHI, as successor to Woolley/Sweeney Hotel Number 5, and BellSouth, as successor to Universal Communication Systems, Inc., are parties to those certain Master Lease Agreements (the "Agreements") for the lease of equipment at the Hotel; and

         WHEREAS, as a condition of the closing of the purchase and sale of the Hotel by SLT under the Purchase Agreement (the "Closing"), GHI has requested a release of liability from BellSouth under the Agreements for the period from and after the Closing; and

         WHEREAS, as a condition of the Closing, SLT has requested certain estoppel information from BellSouth.

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions contained herein, SLT and BellSouth agree as follows:

               1. Bell South hereby consents to GHI's assignment of the Agreements to SLT.

               2. SLT hereby assumes and agrees to perform and abide by and be bound by all of the duties, obligations and responsibilities imposed by the terms of the Agreements upon GHI concerning the Hotel, from and after the date of Closing, and hereafter all rights of GHI by and under the Agreements shall be fully enforceable by SLT, its successors and assigns, against BellSouth, its successors and assigns, as if SLT had been a party to the Agreements from its commencement. BellSouth hereby ratifies and affirms the terms, conditions and provisions of the Agreements.

               3.  BellSouth  hereby  forever  releases,   acquits,   satisfies,
dismisses and discharges GHI and/or its employees, officers, directors, attorneys, stockholders or agents and any of their respective successors and assigns, of and from any and all obligations (including, without limitation, the indemnity contained in Paragraph 9 of the Agreements) GHI may have under the Agreements from and after the date of Closing.

               4. BellSouth hereby acknowledges and agrees that, as of the date hereof, all of the terms, conditions and provisions of the Agreements on the part of GHI and BellSouth to be performed thereunder have been duly and timely performed, and all monies, outstanding liabilities or charges due or payable to BellSouth by GHI under the Agreements have been paid through ___________ (if no date is inserted, such date shall be deemed to be the date hereof). BellSouth agrees to look solely to: (a) GHI for any amounts due it for the period prior to the Closing and (b) SLT for the period after the Closing. BellSouth hereby agrees that, as of the date hereof, there are no amounts due or payable to GHI by BellSouth under the Agreements and there are no deposits or advance payments under the Agreements except as noted: ______________________________________ (if blank, then BellSouth agrees that there are no deposits or advance payments under the Agreements).

               5. BellSouth hereby acknowledges and agrees that, as of the date hereof, there are no defaults or claims of defaults under the Agreements by either GHI or BellSouth and no event has occurred which, with notice, lapse of time, or both, would constitute a default under the Agreements by either GHI or BellSouth, and neither GHI, nor BellSouth has any charge, lien, claim, defense, set-off or counterclaim against the other, or under the Agreements.

               6. This Assumption and Release represents the complete and entire understanding and agreement among SLT and BellSouth with regard to the assumption and release of GHI's rights and obligations under the Agreements. The Agreements shall remain in full force and effect without modification, and BellSouth shall remain fully obligated under the Agreements. If for any reason GHI does not convey title to the Hotel to SLT, BellSouth shall remain solely obligated under the terms and conditions of the Agreements, without regard to the terms of this Assumption and Release.

         IN WITNESS WHEREOF, the parties hereto have executed this Assumption and Release under the hand of their officers duly authorized in that behalf as of the day and year first above written.

WITNESSES:                           SLT REALTY LIMITED PARTNERSHIP,
                                     a Delaware limited partnership
_____________________________        By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

                                     BELLSOUTH FINANCIAL SERVICES

_____________________________        By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________